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                                                                  EXHIBIT 10.24

                                [ISD LETTERHEAD]
[Date]

[Employee Name]
[Employee Address]

           Re: Your Employment With Information Storage Devices, Inc.

Dear [Name]:

         This letter will set forth the binding agreement of employment (the "Agreement"), effective as of ______________ (the "Effective Date"), between you and Information Storage Devices, Inc., a California corporation ("ISD").

         1. EMPLOYMENT AND DUTIES. During the Employment Term, as defined in Section 3 below, you will serve as ______________________ of ISD. You will have such duties and authority as are customary for, and commensurate with such position, including _______________________________________, and such other reasonable duties and authority as the Board of Directors of ISD (the "Board") prescribes from time to time, and you will comply with all reasonable and good faith policies and directives of the Board in connection therewith.

         2.       COMPENSATION.

                  (a) Salary. For your services hereunder, ISD will pay as salary to you the amount of $__________ per month during the Employment Term, as defined in Section 3 below, prorated for any partial month. Such salary will be paid in conformity with ISD's normal payroll period. Your salary will be reviewed by the Board from time to time at its discretion, and you will receive such salary increases, if any, as the Board in its sole discretion determines.

                  (b) Bonus. In addition to the salary set forth in Section 2(a) hereof, you will be eligible starting in fiscal 1996, for an annual bonus pursuant to a formula, and determined in accordance with criteria, in each case to be established by the Board and/or its Compensation Committee, which formula and criteria will be communicated to you in writing reasonably in advance of the commencement of the performance period to which such bonus will relate.

                  (c) Other Benefits. You will be entitled to participate in and receive benefits under ISD's standard benefits plans as in effect from time to time, including medical insurance, sick leave, and vacation time, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and ISD policies.

                  (d) Expenses. During the term of your employment hereunder, you will be entitled to receive prompt reimbursement from ISD for all reasonable business-related expenses incurred by you, in accordance with ISD's policies and procedures as in effect from time to time, provided that you will properly account for such business expenses in accordance with ISD's policy.
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                  (e)      Deductions and Withholding. All amounts payable or
which become payable under any provision of this Agreement will be subject to any deductions authorized in writing by you and any deductions and withholdings required by law.

         3.       TERM OF EMPLOYMENT.

                  (a) Term. This Agreement will continue in full force and effect from and including the Effective Date through and including ____________, 199__, and thereafter will continue for successive one-year periods unless sooner terminated or extended as hereinafter provided (the period from the Effective Date through the end of the then-current one-year period referred to herein as the "Employment Term").

                  (b) Termination At End Of Then-Current One Year Period. This Agreement, and the Employment Term, may be terminated at the end of any then-current one year period as described in Section 3(a) hereof, whether the initial one-year period or subsequent one-year periods, by written notice by either party to the other given no later than three (3) months prior to the end of such then-current one-year period.

                  (c)      Termination By You. You may terminate this
Agreement at any time by giving ISD written notice of your resignation at least thirty (30) days in advance, provided that no such advance notice will be required if you voluntarily terminate this Agreement as a result of occurrence of a Constructive Termination Event, as described in Section 4(b) hereof.

                  (d) Termination for Cause. This Agreement may be terminated by ISD prior to the expiration of the Employment Term solely for Cause immediately upon delivery of written notice to you of such termination. For purposes of this Agreement, "Cause" means, in each case as determined in good faith by the Board, your (i) personal dishonesty, willful misconduct, or breach of fiduciary duty involving personal profit, and/or (ii) willful violation of any felony law, and/or (iii) willful breach of a material provision of this Agreement after written notice, in reasonable detail as the alleged breach, has been given to you by the Board and you have had a reasonable opportunity to cure such breach.

                  (e) Termination Due to Death or Disability. Your employment hereunder will terminate immediately upon your death. In the event that by reason of injury, illness or other physical or mental impairment you are
(i) completely unable to perform your services hereunder for more than three consecutive months, or (ii) unable in the good faith judgment of the Board to perform your services hereunder for 50% or more of the normal working day throughout six consecutive months, then ISD may terminate your employment hereunder at the end of such three-month or six-month period, as applicable, by delivery to you of written notice of such termination, specifying the effective date of such termination.

                  (f) Termination Upon Closing of Corporate Transaction. This Agreement will terminate automatically upon the closing of a Corporate Transaction (as defined in Section 4(c) hereof) that occurs during the Employment Term.
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         4.       PAYMENTS AND BENEFITS AFTER TERMINATION OF EMPLOYMENT.

         (a) Termination For Death or Disability, or Voluntary Termination. Upon termination of your employment by ISD under Section 3(e) hereof for death or disability, or upon your voluntary termination of employment pursuant to
Section 3(c) hereof (unless such voluntary termination is as a result of occurrence of a Constructive Termination Event, as described in Section 4(b) hereof), all salary and benefits hereunder will cease immediately upon the date of such termination, and you will be paid, no later than the applicable time provided by law, all salary accrued and payable, and all benefits and bonus amount amounts accrued and payable under ISD policies relating thereto, as of the date of such termination.

         (b) Termination By You As A Result of A Constructive Termination Event. If you voluntarily terminative your employment by ISD as a result of the occurrence of a Constructive Termination Event, as hereinafter defined (in which case your written notice to ISD of such voluntary termination will state that it is as a result of the occurrence of such Constructive Termination Event), you will be entitled to be paid an amount, as severance, equal to your annual salary hereunder as in effect immediately prior to the occurrence of such Constructive Termination Event, to be paid in six equal installments each paid on the date you otherwise would have been paid your salary had your employment continued. For purposes of this Agreement, a "Constructive Termination Event" will be deemed to have occurred at ISD's close of business on the fourteenth (14th) day after, and including, the first day, that any of the following actions is taken by ISD and such action is not reversed in full by ISD within such fourteen-day period unless prior to the expiration of such fourteen-day period you have otherwise agreed to the specific relevant event in writing: (i) your aggregate ISD benefits are materially reduced (as such reduction and materiality are determined by customary practice within the semiconductor industry within the State of California) below those in effect immediately prior to the effective date of such Constructive Termination Event, and such reduction is not applied as part of an overall reduction in benefits in which you are treated proportionally given your position, length of service, income and other customary relevant factors, and/or (ii) your duties and/or authority within ISD are materially decreased or increased from those in effect immediately prior to such Constructive Termination Event, in a way that is adverse to you, as such materiality and adverse nature is determined by customary practice within the semiconductor industry within the State of California and/or (iii) your title is changed to a title that, under customary practice within the semiconductor industry within the State of California, would be considered to be a lower-level title than your prior title, and/or (iv) you are required to perform your employment obligations with ISD (other than routine travel in the ordinary course of the ISD's business) at a location more than twenty-five (25) miles away from your principal place of work for ISD as such place of work was in effect immediately prior to the effective date of such Constructive Termination Event.

         (c)      Termination on Closing of Corporate Transaction.

                  (i)      "Corporate Transaction" Defined. For purposes of this
Section 4(c), a "Corporate Transaction" is defined as (i) a merger or acquisition in which ISD is not the surviving entity (except for a merger of ISD into a wholly-owned subsidiary, and except for a transaction the purpose of which is to change the State in which ISD is incorporated), (ii) the
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sale, transfer or other disposition of all or substantially all of the assets of
ISD or (iii) any other corporate reorganization or business combination, and in which the beneficial ownership of 50% or more of ISD's outstanding voting stock is transferred.

                  (ii) Severance Payment on Closing of Corporate Transaction. Upon the closing of a Corporate Transaction, provided you are employed hereunder at the date of such closing, then unless you and ISD have agreed otherwise in writing, ISD will pay you, as a one-time, lump sum severance payment, an amount equal to two and one-half (2(OMEGA)) times your annual salary hereunder as in effect immediately prior to such closing.

         5.       ACCELERATION OF OPTIONS.

                  (a)      Acceleration of Options. Subject to the provisions of
Section 5(b) hereof, immediately prior to the closing of a Corporate Transaction, the exerciseability of each option granted to you to purchase shares of ISD's Common Stock that is outstanding immediately prior to the closing of such Corporate Transaction, will be automatically accelerated so that each such option will, immediately prior to the closing date for the Corporate Transaction, become fully exerciseable with respect to the total number of shares issuable upon exercise thereof and may be exercised prior to the closing of such Corporate Transaction for all or any portion of such shares.

                  (b) Automatic Nullification of Acceleration Provisions Under Certain Conditions. Notwithstanding the provisions of Section 5(a) hereof, if ISD proposes to close a Corporate Transaction that requires, as a condition of such transaction, that such Corporate Transaction be accounted for as a pooling of interest, and if, solely as a result of the operation of the provisions of Section 5(a) hereof (together with the operation of any equivalent provision of any written agreement or agreements entered into between ISD and any other of ISD's executive officers), such Corporate Transaction is, or on its closing will be, in the good faith judgment of the independent accountants of ISD and/or of the independent accountants of the other party or parties to such Corporate Transaction, which determination will be communicated in writing to ISD, prohibited from being accounted for as a pooling of interest, and that the nullification of the provisions of Section 5(a) would allow such Corporate Transaction to be accounted as a pooling of interests, then the provisions of
Section 5(a) hereof will be deemed to be nullified and void automatically upon delivery of such written determination to ISD, without any discretion on your part or on the part of ISD, and such options will not accelerate as provided in
Section 5(a) and instead will be exerciseable to the extent provided therein. If such Corporate Transaction does not close, then the provisions of Section 5(a) hereof will revive and apply again thereafter, subject still to the provisions of this Section 5(b).

         6. MISCELLANEOUS. This Agreement contains the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements, negotiations and discussions between the parties hereto with respect to the subject matter covered hereby and may only be modified by an agreement in writing signed by ISD and you, and which states the intent of the parties to amend this Agreement. If any provision of this Agreement is held to be invalid or otherwise unenforceable, in whole or in part, the remainder of such provision and the remainder of this Agreement will be enforced
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to the fullest extent permitted by law. Neither this Agreement nor the rights or obligations hereunder will be assignable by you. ISD may assign this Agreement to any successor of ISD, and upon such assignment any such successor will be deemed substituted for ISD upon the terms and subject to the conditions hereof. This Agreement will be binding upon the successors and assigns of the parties hereof and upon your heirs, executors and administrators. This Agreement has been negotiated and executed in, and will be governed by and construed with the laws of, the State of California. Any notice, request, demand or other communication required or permitted hereunder will be deemed to be properly given when personally served in writing, or when deposited in the United States mail, postage prepaid, addressed to ISD at the address shown at the beginning of this letter, or to you at the address shown below, or by facsimile upon confirmation of receipt. Each party hereto may change its address by written notice in accordance with this Section 6.

                                   Sincerely,


                                   --------------------------------------------
                                   David L. Angel, President
                                   [EUGENE FLATH, CHAIRMAN OF THE BOARD]
[SIGNS                             FOR DAVE ANGEL]
ACCEPTED AND AGREED:

- ---------------------------------------
[Name]
Date signed:                          , 199
            --------------------------     --
Address:
        -------------------------------------

        -------------------------------------
Facsimile:


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                     Schedule of Employment Agreement Terms

     Name                                   Position                        Salary
                                           (Section 1)                     (Section 2(a))
                                           -----------                     --------------
David L. Angel                           President & CEO                   $       14,584

Felix J. Rosengarten                     Vice President, Finance           $       10,834
                                           and Administration, CFO